As filed with the Securities and Exchange Commission on July 30, 1999

                                                 Registration No. 333-82485
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                               PLANETRX.COM, INC.
             (Exact Name of Registrant as Specified in Its Charter)

             Delaware                            5912                          94-3227733
 (State or Other Jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
  Incorporation or Organization)      Classification Code Number)        Identification Number)

                       349 Oyster Point Blvd., Suite 201
                         South San Francisco, CA 94080
                                 (650) 616-1500
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                ---------------
            William J. Razzouk, Chairman and Chief Executive Officer
                               PlanetRx.com, Inc.
                       349 Oyster Point Blvd., Suite 201
                         South San Francisco, CA 94080
                                 (650) 616-1500
 (Name, Address Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                                ---------------
                                   COPIES TO:

            Robert V. Gunderson, Jr.                             Larry W. Sonsini
               Jeffrey P. Higgins                                John T. Sheridan
               Jonathan J. Noble                              Elizabeth A. Blomberg
                 David B. Davis                                   Richard S. Au
            GUNDERSON DETTMER STOUGH                     WILSON SONSINI GOODRICH & ROSATI
      VILLENEUVE FRANKLIN & HACHIGIAN, LLP                   PROFESSIONAL CORPORATION
             155 Constitution Drive                             650 Page Mill Road
              Menlo Park, CA 94025                             Palo Alto, CA 94304
                 (650) 321-2400                                   (650) 493-9300

                                ---------------
        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
                                ---------------
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

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


                             EXPLANATORY NOTE

    This amendment No. 1 to the Form S-1 registration statement is being filed for the sole purpose of filing additional exhibits.

                                  PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by PlanetRx.com, Inc. in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee and the Nasdaq National Market listing fee.

                                                                        Amount
                                                                      to be Paid
                                                                      ----------
SEC registration fee.................................................  $19,182
NASD filing fee......................................................    *
Nasdaq National Market listing fee...................................    *
Printing and engraving expenses......................................    *
Legal fees and expenses..............................................    *
Accounting fees and expenses.........................................    *
Blue Sky qualification fees and expenses.............................    *
Transfer Agent and Registrar fees....................................    *
Miscellaneous fees and expenses......................................    *
                                                                       -------
  Total..............................................................  $   *
                                                                       =======

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*to be filed by amendment

Item 14. Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article VII of our Certificate of Incorporation (Exhibit 3.2 hereto) and Article VI of PlanetRx.com' Bylaws (Exhibit 3.3 hereto) provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware law. In addition, we have entered into Indemnification Agreements (Exhibit 10.1 hereto) with our officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among PlanetRx.com and the Underwriters with respect to certain matters, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

    Since our incorporation in March 1995, the Company has issued and sold the following securities (which numbers reflect the 500 for one recapitalization on September 15, 1998 and the two for one stock split on November 6, 1998):

    1. From inception through June 30, 1999, the Company granted options to purchase 6,551,050 shares of common stock and granted 263,000 shares of restricted common stock at exercise prices ranging from $0.025 to $2.00 per share to employees, consultants, directors and other service providers pursuant to its 1998 Stock Plan. The consultants and service providers provided recruiting, financial or marketing services to the company and in return received grants in respect of 263,000 shares of common stock. All of these shares were issued and outstanding at June 30, 1999.

    2. On September 15, the Company issued and sold an aggregate of 10,100,000 shares of its Series A Preferred Stock for an aggregate purchase price of $5,050,000 to investors including funds affiliated with Benchmark Capital and Sequoia Capital.

    3. On October 31, 1998, the Company issued three warrants for 100,000 shares of Series A Preferred Stock to Christos Cotsakos, Charles McCall and Terrence Burke at an exercise price of $0.50 per share.

    4. On January 15, 1999, the company issued and sold an aggregate of 5,200,000 shares of its Series A Preferred Stock for an aggregate purchase price of $26,000,000 to investors including investors affiliated with the E*TRADE Group, and funds affiliated with Benchmark Capital and Sequoia Capital.

    5. On January 15, 1999, the Company issued warrants to purchase 16,000 shares of its Series B Preferred Stock to Comdisco, Inc. at an exercise price of $5.00 per share.

    6. On January 15, 1999, the Company issued to Comdisco, Inc. an option to purchase up to 700,000 share of Series B Preferred Stock for $5.00 per share.

    7. Between June 3 and June 18, 1999, the Company sold 6,776,364 shares of its Series C Preferred Stock for an aggregate purchase price of $59.3 million to investors including investors affiliated with the E*TRADE Group, and funds affiliated with Benchmark Capital and Sequoia Capital.

    The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering. In addition, certain issuances described in Item 9 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules

    (a) Exhibits

 Number Description
 ------ -----------
  1.1** Form of Underwriting Agreement (preliminary form).
  3.1** Certificate of Incorporation of the Registrant, as amended to date.
  3.2** Form of Restated Certificate of Incorporation to be filed upon the closing of the offering made pursuant to this Registration Statement.
  3.3** Bylaws of the Registrant.
  3.4** Bylaws of the Registrant effective upon the closing of the offering made pursuant to this Registration Statement.
  4.1** Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
  4.2** Amended and Restated Investors' Rights Agreement.
  4.3*  Specimen Common Stock Certificate.
  5.1*  Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
        LLP.
 10.1** Form of Indemnification Agreement.
 10.2** 1999 Equity Incentive Plan.
 10.3** Employee Stock Purchase Plan.
 10.4** 1999 Director Stock Option Plan.
 10.5** Employment Agreement between Registrant and William J. Razzouk, dated
        November 11, 1998.

 Number Description
 ------ -----------
 10.6** Form of Warrant for the purchase of Preferred Stock.
 10.7   Real Property Lease between Registrant and Belz Devco LP, dated
        October 16, 1998.
 10.8   Real Property Sublease between Registrant and Rader Companies, dated
        May 5, 1999.
 10.9   Real Property Sublease between Registrant and Cellegy Pharmaceuticals,
        Inc., dated November 6, 1998.
 10.10+ Supply Agreement between Registrant and McKesson U.S. Health Care, dated January 14, 1999.
 10.11  Asset Acquisition Agreement between Registrant and NetHealth.com, Inc.
 10.12  Internet Domain and Trademark Assignment Agreement between Registrant and Epicenter Communications, Inc.
 23.1** Consent of Independent Accountants.
 23.2** Consent of Counsel. Reference is made to Exhibit 5.1.
 24.1** Power of Attorney (see page II-4).
 27.1** Financial Data Schedule for EDGAR filing.

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*   To be supplied by amendment.

**  Previously filed.

+ Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commision pursuant to the application for confidential treatment.

    (b) Financial Statement Schedules

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment No.1 to the Form S-1 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California on July 30, 1999.

                                          PLANETRX.COM, INC.

                                          By: /s/ William J. Razzouk
                                            -----------------------------------
                                            William J. Razzouk
                                            Chief Executive Officer and
                                            Chairman of the Board of Directors

    Pursuant to the requirements of the Securities Act of 1933, this amendment No. 1 to the Form S-1 registration statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                    Date
             ---------                           -----                    ----
   /s/    William J. Razzouk         Chief Executive Officer and     July 30, 1999
____________________________________ Chairman of the Board of
         William J. Razzouk          Directors


   /s/     Steve Valenzuela          Chief Financial Officer,        July 30, 1999
____________________________________ Vice President, Finance
          Steve Valenzuela           and Secretary


                                     Director                        July 30, 1999
____________________________________
          David M. Beirne*


                                     Director                        July 30, 1999
____________________________________
         Terrence C. Burke*


                                     Director                        July 30, 1999
____________________________________
       Christos M. Cotsakos*


                                     Director                        July 30, 1999
____________________________________
          Michael Moritz*


*By: /s/  William J. Razzouk
____________________________________
         William J. Razzouk
          Attorney-in-Fact


*By: /s/  Steve Valenzuela
____________________________________
          Steve Valenzuela
          Attorney-in-Fact